EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and the related prospectus of Ladenburg Thalmann Financial Services Inc. (the “Company”) for the registration of 8,400,000 shares of its common stock and to the incorporation by reference therein of our report dated February 16, 2006 (except for Note 14, as to which the date is March 7, 2006), with respect to the consolidated financial statements of the Company included in its Annual Report on Form 10-K for the year ended December 31, 2005, filed with the Securities and Exchange Commission.
/s/ Eisner LLP
New York, New York
December 7, 2006